Exhibit 10.22
LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 20, 2020 (the “Closing Date”) is entered into among CANADIAN IMPERIAL BANK OF COMMERCE (“Lender”), PULMONX CORPORATION, a Delaware corporation (“Pulmonx”), each other Person party hereto as a borrower from time to time (together with Pulmonx, collectively, “Borrowers”, and each, a “Borrower”) and each Person party hereto as a Guarantor (as defined below) from time to time.
AGREEMENT
Borrower Representative, each other Borrower from time to time party hereto, each Guarantor from time to time party hereto and Lender hereby agree as follows:
1.ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to the preamble or a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the preamble or the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person. References to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons. All references in this Agreement or any other Loan Document to (a) statutes shall include all amendments of same and implementing regulations and any successor statutes and regulations and (b) any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms hereof and thereof. Unless otherwise specifically indicated, definitions of agreements and instruments in Exhibit A mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, with respect to any Default, is cured within any period of cure expressly provided in this Agreement. Whenever in any provision of this Agreement or any other Loan Document Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion.
2. LOANS AND TERMS OF PAYMENT
2.1 Promise to Pay. Each Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.
2.2 [Intentionally Omitted].

2.3 Term Loans.
(a) Availability.
(i) Subject to the terms and conditions of this Agreement, Lender agrees to make to Borrowers on the Closing Date a term loan (the “Term A Loan”) in an aggregate principal amount equal to the Term A Loan Amount. When repaid, in whole or in part, the Term A Loan may not be re-borrowed. Lender’s obligation to lend under this Section 2.3(a)(i) shall terminate upon the making of the Term A Loan as provided above.
(ii) Subject to the terms and conditions of this Agreement, Lender agrees to make to Borrowers one or more additional term loans (each, a “Term B Loan” and collectively, the “Term B Loans”) in an aggregate amount of up to the Term B Loan Amount, at the request of Borrowers, on or before February 20, 2022, so long as (X) no Event of Default has occurred on or prior to the date of any such borrowing, (Y) the Swiss Security Conditions have been satisfied and (Z) the minimum amount of each Term B Loan shall be $1,000,000. When repaid, in whole or in part, the Term B Loans may not be re-borrowed. Lender’s obligation to lend under this Section 2.3(a)(ii) shall terminate upon (A) the making an aggregate amount of Term B Loans equal to the Term B Loan Amount or (B) the occurrence of any Event of Default.
(iii) Subject to the terms and conditions of this Agreement, Lender agrees to make to Borrowers one or more additional term loans (each, a “Term C Loan” and collectively, the “Term C Loans”; together with the Term A Loan and the Term B Loans, each a “Term Loan” and collectively, the “Term Loans”) in an aggregate amount of up to the Term C Loan Amount, at the request of Borrowers, on or before February 20, 2022, so long as (W) no Event of Default has occurred on or prior to the date of any such borrowing, (X) the minimum amount of each Term C Loan shall be $1,000,000, (Y) Borrowers shall have achieved $20,000,000 of Revenue for the trailing six month period as of the end of the month immediately preceding the proposed funding date of such Term C Loan and (Z) the Swiss Security Conditions have been satisfied. When repaid, in whole or in part, the Term C Loans may not be re-borrowed. Lender’s obligation to lend under this Section 2.3(a)(iii) shall terminate upon (A) the making an aggregate amount of Term C Loans equal to the Term C Loan Amount or (B) the occurrence of any Event of Default.
(b) Repayment. Commencing on the Amortization Date, and continuing thereafter on the last Business Day of each successive month through the Term Loan Maturity Date, Borrowers shall make consecutive monthly payments of equal principal, based on the Amortization Schedule, plus accrued and unpaid interest. Any and all unpaid Obligations, including principal, any accrued and unpaid interest in respect of the Term Loans and other fees and other sums due hereunder, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loans may only be prepaid in accordance with Section 2.3(c).
(c) Permitted Prepayment of the Term Loans. Borrowers shall have the option to prepay all, or any part of the Term Loans, provided Borrowers provide written notice to Lender of their election to prepay the Term Loans at least ten days prior to such prepayment, and pay, on the date of such prepayment:
(i) all outstanding principal being prepaid plus any accrued and unpaid interest; plus
(ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts;
and provided further that Borrowers prepay (if prepaying only a part of Term Loans) such part of the Term Loans in increments that are equal to $5,000,000. Any partial prepayment shall be applied first pro-rata to all outstanding amounts under the Term A Loan and the Term B Loans, and after the Term A Loan and Term B Loans have been paid in full, then pro-rata to all outstanding amounts under the Term C Loans.

2.4 Payment of Interest on the Credit Extensions.
(a) Interest Rate. Subject to Section 2.4(b), (i) the outstanding principal amount of the Term A Loan and the Term B Loans shall accrue interest at a floating per annum rate equal to 1.00 percentage point above the Prime Rate, and (ii) the outstanding principal amount of the Term C Loans shall accrue interest at a floating per annum rate equal to 1.50 percentage points above the Prime Rate. All such interest shall be payable monthly in accordance with Section 2.4(d).
(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum of 12.00% (the “Default Rate”), unless Lender otherwise elects from time to time in its sole discretion to impose a lesser interest rate. Fees and expenses which are required to be paid by Loan Parties pursuant to the Loan Documents (including Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.
(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
(d) Payment; Interest Computation. Interest is payable monthly in arrears on the last Business Day of each month and shall be computed on the basis of a 365- or 366-day year, as applicable, for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
(e) Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of principal outstanding in respect of the Credit Extensions; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers.
2.5 Fees and Charges. Borrowers shall pay to Lender:
(a) Lender Expenses. All Lender Expenses (including reasonable and invoiced attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Closing Date, when due (or, if no stated due date, within two Business Days after demand by Lender).
(b) Fees Fully Earned. In no event shall any Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder and notwithstanding the required payment date for such fees or charges.
2.6 Payments; Application of Payments.
(a) All payments to be made by Loan Parties under any Loan Document, including payments of principal and interest, all fees, charges, expenses, indemnities and reimbursements or of amounts payable under Section 2.7 or otherwise, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Unless otherwise directed by Lender or as set forth in the following proviso, Borrowers shall make all payments due to Lender at Lender’s address specified in Section 10, except that payments pursuant to Section 2.7 shall be made directly to the Persons entitled thereto; provided, however, that Lender shall have the right to effectuate payment of any and all Obligations due and owing hereunder or under any other Loan Document by charging any Deposit Account of any Loan Party with Lender or an Affiliate of Lender.
(b) No Loan Party shall have a right to specify the order or the loan accounts to which Lender shall allocate or apply any payments made by a Loan Party to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement.
2.7 Withholding of Taxes; Gross-Up.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Recipient, timely reimburse it for, Other Taxes.
(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.7, such Loan Party shall deliver to the applicable Recipient the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to such Recipient.
(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by the applicable Recipient shall be conclusive absent manifest error.
(e) Status of Lenders.
(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative, at the time or times reasonably requested by Borrower Representative, such properly completed and executed documentation reasonably requested by Borrower Representative as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by Borrower Representative, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Representative as will enable Borrower Representative to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.7(e)(ii)(A), 2.7(e)(ii)(B) and 2.7(e)(ii)(D)) shall not be required if in such Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii) Without limiting the generality of the foregoing,
(A) any Recipient that is a U.S. Person shall deliver to Borrower Representative on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative), an executed copy of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(B) any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower Representative (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative), whichever of the following is applicable:
(1) in the case of a Foreign Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) in the case of a Foreign Recipient claiming that its extension of credit will generate United States effectively connected income, an executed copy of IRS Form W-8ECI (or successor form);
(3) in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower Representative within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or
(4) to the extent a Foreign Recipient is not the beneficial owner, an executed copy of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to Borrower Representative (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower Representative to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Recipient shall deliver to Borrower Representative at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower Representative as may be necessary for Borrower Representative to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(E) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative in writing of its legal inability to do so.
(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.7(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.7(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g) Register. Lender, acting for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices a copy of any assignment and assumption delivered to it and a register for the recordation of the names and addresses of Lender, and principal amounts (and stated interest) of the Credit Extensions owing to, Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
(h) Survival. Notwithstanding anything to the contrary in this Agreement, each party’s agreements and obligations contained in this Section 2.7 shall survive the termination of this Agreement, any assignment of rights by, or the replacement of, a Recipient, the termination of the Credit Extensions and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i) Defined Terms. For purposes of this Section 2.7, the term “applicable law” includes FATCA.
3. CONDITIONS OF LOANS
3.1 Conditions Precedent to Initial Credit Extension. Lender’s obligation to make the Term A Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to

Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including:
(a) duly-executed signatures to the Loan Agreement;
(b) duly-executed signatures to the IP Security Agreement;
(c) duly-executed signatures to the Account Control Agreement required under Section 6.6(b);
(d) a certificate of each Loan Party, duly executed by a Responsible Officer of such Loan Party, certifying and attaching (i) the Operating Documents of such Loan Party, (ii) resolutions duly approved by the Board of such Loan Party, (iii) any resolutions, consent or waiver duly approved by the requisite holders of such Loan Party’s Equity Interests, if applicable, and (iv) a schedule of incumbency;
(e) the Perfection Certificate of Pulmonx and each of its Subsidiaries, duly executed by Pulmonx;
(f) final payoff letters and Lien termination documents from Oxford Finance, LLC and Boston Scientific Corporation, each in form and substance satisfactory to Lender;
(g) evidence satisfactory to Lender that the insurance policies and endorsements required by Section 6.5 are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender;
(h) (i) the annual operating budgets, on a consolidated basis (including income statements, balance sheets and cash flow statements, by month) for fiscal years 2019 and 2020 of Pulmonx and its Subsidiaries, and (ii) annual financial projections for such fiscal years (on a monthly consolidated basis), in each case, as approved by Pulmonx’s Board, together with any related business forecasts used in the preparation of such annual financial projections;
(i) a Compliance Certificate for the month ended December 31, 2019, duly executed by a Responsible Officer of Pulmonx;
(j) a certificate from Pulmonx executed by a Responsible Officer of Pulmonx as to, among other things, the items set forth in Sections 3.2(b), 3.2(c) and 3.2(d);
(k) payment of the fees and Lender Expenses then due as specified in Section 2.5; and
(l) a legal opinion of Loan Parties’ counsel dated as of the Closing Date.
3.2 Conditions Precedent to all Credit Extensions. Lender’s obligation to make each Credit Extension, including the Credit Extensions on the Closing Date, is subject to the following conditions precedent:
(a) except for the Term A Loan advanced on the Closing Date, timely receipt of a duly executed Loan Request;
(b) the representations and warranties in this Agreement and in the other Loan Documents shall be true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on the date of the Loan Request and on the Funding Date of each Credit Extension; provided, however, that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) as of such date,

(c) no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension;
(d) in Lender’s sole but reasonable discretion, there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and
(e) payment of the fees and Lender Expenses then due as specified in Section 2.5 hereof.
3.3 Covenant to Deliver. Loan Parties agree to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any Credit Extension. Loan Parties expressly agree that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Loan Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lender’s sole discretion.
3.4 Procedures for Borrowing. To obtain a Credit Extension, Loan Parties must notify Lender by electronic mail or telephone by 12:00 p.m. Eastern Time at least three Business Days prior to the Funding Date of the Credit Extension. If such notification is by telephone, Loan Parties must promptly confirm the notification by delivering to Lender a completed and duly executed Loan Request. On the Funding Date, Lender shall fund the applicable Credit Extension in the manner requested by such Loan Request provided that each of the conditions precedent to such Credit Extension are satisfied. Lender may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee. Lender may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee. Except as otherwise provided on the Closing Date, Borrowers hereby direct Lender to fund the proceeds of all Credit Extensions to a Deposit Account maintained by a Borrower with CIBC Bank USA.
4. CREATION OF SECURITY INTEREST
4.1 Grant of Security Interest. Each Loan Party hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement or any other Loan Document) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement or any other Loan Document) and at such time as Lender’s obligation to make Credit Extensions has terminated, Lender shall, at Loan Parties’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the applicable Loan Party. Upon any sale, lease, transfer or other disposition of any item of Collateral of any Loan Party permitted by, and in accordance with, the terms of the Loan Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to this Agreement, or upon the release of any Loan Party from its obligations under this Agreement or the applicable Guaranty, if any, in accordance with the terms of the Loan Documents, Lender will, at such Loan Party’s sole cost and expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) such Loan Party shall have delivered to Lender, at least ten (10) Business Days’ prior to the date of the proposed release, a written request for release describing the item of Collateral, together with a form of release for execution by Lender, and such other information as Lender may reasonably request.
4.2 Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement). If a Loan Party shall acquire a commercial tort claim with an expected recovery, individually or in the aggregate, in excess of $500,000, Loan Parties shall promptly notify Lender in writing and deliver such other documents as Lender may require to grant Lender a perfected security interest in such commercial tort claim. If a Loan Party shall acquire a certificate with respect to Shares, or any instrument with a value, individually or in the aggregate, in excess of $500,000, such Loan Party shall promptly notify Lender and deliver the same together with a stock power or instrument of transfer and any necessary endorsement, all in form satisfactory to Lender.
4.3 Authorization to File Financing Statements. Each Loan Party hereby authorizes Lender to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, and each Loan Party will execute and deliver to Lender such other instruments or notices, as may be necessary or as Lender may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted under this Agreement. Each Loan Party further authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (a) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (b) describing the Collateral as being of equal or lesser scope or with greater detail, or (c) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each Loan Party acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Lender, subject to such Loan Party’s rights under Section 9-509(d)(2) of the Code.
4.4 Pledge of Collateral. Each Loan Party hereby pledges, assigns and grants to Lender a security interest in all Shares in which such Loan Party has any interest, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, or, to the extent not certificated as of the Closing Date, within 10 Business Days of the certification of any Shares, or as required pursuant to Section 6.11, the certificate or certificates for such Shares, to the extent certificated, will be delivered to Lender, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Equity Interests in which a Loan Party has an interest, such Loan Party shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Lender may effect the transfer of any securities included in the Collateral (including the Shares) into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee. Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, each Loan Party shall be entitled to exercise any voting rights with respect to the Shares in which it has an interest and to give consents, waivers and ratifications in respect thereof and, in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.
5. REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants as follows:
5.1 Due Organization, Authorization; Power and Authority.
(a) Each Loan Party and each of its Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower Representative is a Registered Organization. In connection with this Agreement, Borrower Representative has delivered to Lender a completed certificate signed by Borrower Representative entitled “Perfection Certificate”. Except to the extent Borrower Representative has provided notice of a legal name change to Lender in accordance with Section 7.2, (i) each Loan Party’s and each Subsidiary’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party and each Subsidiary is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate

accurately sets forth each Loan Party’s and each Subsidiary’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s and each Subsidiary’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s and each Subsidiary’s mailing address (if different than its chief executive office); (v) except as set forth in the Perfection Certificate, each Loan Party and each Subsidiary (and each of its predecessors) has not, in the past five years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that such Loan Party may from time to time update certain information in the Perfection Certificate (including the information set forth in clause (iv) above) after the Closing Date to the extent permitted by one or more specific provisions in this Agreement; such updated Perfection Certificate subject to the review and approval of Lender). If any Loan Party or any of its Subsidiaries is not now a Registered Organization but later becomes one, such Loan Party shall notify Lender of such occurrence and provide Lender with such Person’s organizational identification number within 5 Business Days of receiving such organizational identification number.
(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate, in any material respect, any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect. No Subsidiary which is not a Loan Party owns any material Intellectual Property.
5.2 Collateral.
(a) Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.
(b) Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Lender a perfected security interest therein as required pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.
(c) On the Closing Date, and except as disclosed on the Perfection Certificate, (i) the Collateral is not in the possession of any third party bailee (such as a warehouse), and (ii) no such third party bailee possesses any Collateral with an aggregate value in excess of $250,000. None of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificates on the Closing Date or as permitted pursuant to Section 6.12.
(d) Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (i) licenses constituting Permitted Transfers, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) material Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), and (v) immaterial Intellectual Property licensed to such Loan Party. To the best of each Loan Party’s knowledge, each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to Loan Parties’ business has been judged invalid or unenforceable, in whole or in part. To the best of each Loan Party’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect.

Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), no Loan Party is a party to, nor is it bound by, any Restricted License.
(e) As of the Closing Date, no Collateral consisting of promissory notes is evidenced by an original instrument, and except for the Shares of Subsidiaries, no Investments consisting of equity interests of a third person are evidenced by certificates. All Collateral consisting of certificated securities or instruments has been delivered to Lender to be held as possessory collateral with such powers or allonges as Lender may require.
5.3 Litigation and Proceedings. Except as set forth in the Perfection Certificate or as disclosed in writing pursuant to Section 6.2, there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party, any of its Subsidiaries or any officers or directors of the foregoing involving more than, individually or in the aggregate for all related proceedings, $250,000. None of such actions, suits, litigations or proceedings, individually or collectively, could reasonably be expected to have a Material Adverse Effect.
5.4 Financial Statements; Financial Condition. All financial statements for Loan Parties and each of their Subsidiaries delivered to Lender fairly present in all material respects the consolidated financial condition and results of operations of Loan Parties and each of their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements. There has not been any material deterioration in the consolidated financial condition of any Loan Party or any of its Subsidiaries or the Collateral since the date of the most recent financial statements submitted to Lender.
5.5 Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of Loan Parties and each of their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of Loan Parties’ and each of their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and each Loan Party is able to pay its debts (including trade debts) as they mature.
5.6 Consents; Approvals. Each Loan Party has obtained all third party or governmental consents, licenses, approvals, waivers, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to enter into the Loan Documents and consummate the transactions contemplated thereby. Each Loan Party and each of its Subsidiaries has obtained all third party or governmental consents, licenses, approvals, waivers, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.
5.7 Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Lender pursuant to Section 6.11. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.
5.8 Tax Returns and Payments; Pension Contributions. Each Loan Party and each of its Material Subsidiaries has timely filed all required tax returns and reports (or appropriate extensions therefor), and such Loan Party and each of its Material Subsidiaries has timely paid all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by such Loan Party or such Material Subsidiary, as applicable, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. No Loan Party is aware of any written claims or adjustments proposed for any prior tax years of any Loan Party or any of its Material Subsidiaries which could result in a material amount of additional Taxes becoming due and payable by a Loan Party or any of its Material Subsidiaries. Each Loan Party and each of its Material Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither such Loan Party nor any of its Material Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party or its Material Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9 Shares. Such Loan Party has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement. To such Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non‑assessable (to the extent such concepts exist under applicable law). To such Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Loan Party knows of no reasonable grounds for the institution of any such proceedings.
5.10 Compliance with Laws.
(a) No Loan Party or Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.
(b) No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Credit Extensions or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Credit Extensions or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
(c) No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board. Neither the making of the Credit Extensions by the Lender hereunder nor Loan Parties’ use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, any Affiliate of any Loan Party or of any Subsidiary, nor any present holder of Equity Interests of any of the foregoing (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.
(d) Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Credit Extensions made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to Loan Parties and their Subsidiaries.
(e) No Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority.
5.11 Broker. No Person has any agreement or option to provide financial advisory services to any Loan Party or any of its Subsidiaries or to receive any finder’s fee or similar fee with respect to this Agreement.

5.12 Accounts Receivable.
(a) Each Account and each document, instrument, and agreement relating thereto or executed in connection therewith: (i) is genuine and enforceable in all material respects in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (ii) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Lender in writing), defense, set-off, claim, or counterclaim, in each case, of a material nature against such Loan Party except as to which such Loan Party promptly notified Lender in writing; (iii) is not subject to any other circumstances that would impair, in any material respect, the validity, enforceability or amount of such Collateral except as to which such Loan Party promptly notified Lender in writing; (iv) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (v) is free of all Liens other than Permitted Liens; and (vi) is for a liquidated amount due as stated in the invoice therefor.
(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing each Account are and shall be true and correct and all such invoices, instruments and other documents, and all of Loan Parties’ Books, are genuine and in all material respects what they purport to be. At all times while an Event of Default has occurred and is continuing, and otherwise no more than once per year (including pursuant to a field examination), Lender may notify any Account Debtor owing any Borrower money of Lender’s security interest in such funds and verify the amount of such Account. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrowers have no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose outstanding obligations to Borrower are, in the aggregate, material.
5.13 Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement given to Lender by or on behalf of a Loan Party or any of its Subsidiaries, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto) (it being recognized by Lender that the projections and forecasts provided by any Loan Party in good faith and based upon assumptions believed by such Loan Party to be reasonable are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6. AFFIRMATIVE COVENANTS
Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain all of the Governmental Approvals required in connection with such Loan Party’s business and for the performance by each Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in the Collateral, and comply with all terms and conditions with respect to such Governmental Approvals. Borrower Representative shall promptly provide copies to Lender of any material Governmental Approvals obtained by any Loan Party or any of its Subsidiaries.
6.2 Financial Statements, Reports, Certificates. Provide Lender with the following:
(a) Monthly Financial Statements. Within 30 days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Loan Parties and each of their Subsidiaries’ consolidated operations for such month, in form acceptable to Lender, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments, and a copy of the general ledger. Concurrently with delivery of the monthly financial statements for the last month of each quarter, Borrower shall also provide Lender with a comparison with the budget for such fiscal quarter and a comparison with the corresponding fiscal quarter of the previous fiscal year.
(b) Cash Report; Flash Sales. As soon as available, but no later than 30 days after the last day of each month, a cash report and flash sales report in a form reasonably acceptable to Lender.
(c) Annual Operating Budget and Financial Projections. Within 60 days after the end of each fiscal year of Borrower Representative (and promptly and within five days of any material modification thereto), (i) annual operating budgets, on a consolidated basis (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower Representative, and (ii) annual financial projections for such fiscal year (on a monthly consolidated basis), in each case, as approved by Borrower Representative’s Board (such annual financial projections as originally delivered to Lender are referred to herein as the “Annual Projections”; provided that, any revisions to the Annual Projections approved by Borrower Representative’s Board shall be delivered to Lender no later than seven days after such approval), together with any related business forecasts used in the preparation of such annual financial projections and a comparison to the last year’s results for the same period, in each case, in form and substance acceptable to Lender.
(d) Annual Audited Financial Statements. As soon as available, but no later than the earlier of (i) 180 days after the last day of Borrower Representative’s fiscal year and (ii) prior to an initial public offering of Borrower Representative’s common stock, delivery thereof to the Lead Investor, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with any management letter prepared with respect thereto. The annual consolidated financial statements shall be audited by an independent certified public accounting firm reasonably acceptable to Lender (it being understood that BDO USA, LLP and any other accounting firm of national standing are reasonably acceptable to Lender) and accompanied by an unqualified opinion on such financial statements from such independent certified public accounting firm.
(e) Compliance Certificate. Within 30 days after the last day of each month and together with the financial statements delivered pursuant to Sections 6.2(a) and 6.2(d), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Loan Parties were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender may reasonably request, including a description of recent events during the relevant period.
(f) Other Statements. Within five days of delivery, copies of all statements, reports and notices generally made available to all Borrower Representative’s Equity Interest holders or to all holders of Borrower Representative’s Preferred Stock or to any holders of Indebtedness, other than with respect to Permitted Indebtedness constituting trade credit or capital lease obligations.
(g) SEC Filings. In the event that Borrower Representative becomes subject to the reporting requirements under the Exchange Act, copies of all periodic and other reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission within five days after such reports, proxy statements and/or other materials were filed. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower Representative posts such documents, or provides a link thereto, on Borrower Representative’s website on the internet at Borrower Representative’s website address.
(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Loan Party or any of its Subsidiaries of, individually or in the aggregate for all related proceedings, $250,000 or more or which could reasonably be expected to have a Material Adverse Effect, or of any Loan Party or any of its Subsidiaries taking or threatening legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action, a prompt report of any material development with respect thereto. If an estimate of such Loan Party’s or such Subsidiary’s liability may commercially reasonably be determined in such party’s reasonable discretion at the time of each applicable notice or report, such notice or report shall include such an estimate, which estimate shall be determined reasonably and in good faith; provided, that each such estimate may be updated reasonably and in good faith by such Loan Party or Subsidiary from time to time.
(i) Valuation Reports; Capitalization Tables. A copy of each 409A valuation report as to Borrower Representative’s capital stock that Borrower Representative receives after the Closing Date, together with the Compliance Certificate for the month in which Borrower Representative receives such report, and if there is any material modification to the aggregate fully-diluted capitalization numbers as set forth in the version most recently delivered to Lender, an updated copy of Borrower Representative’s summary capitalization table together with the Compliance Certificate for the month in which such material modification occurred.
(j) Board Materials. Copies of all materials that Borrower Representative provides to its Board in connection with general session meetings of Borrower Representative’s Board and all minutes of such general session meetings within 30 days after the last day of the month in which such materials were delivered to the members of Borrower Representative’s Board; provided, however, the foregoing may be subject to such exclusions and redactions as Borrower Representative deems reasonably necessary, in the exercise of its good faith judgment, (i) in order to (A) preserve the confidentiality of highly sensitive proprietary information or (B) prevent impairment of the attorney client privilege or (ii) as a result of a conflict of interest with Lender for new financing.
(k) Intellectual Property Report. (i) Together with the Compliance Certificate delivered for the end of each calendar month constituting the end of a fiscal quarter, a report in form reasonably acceptable to Lender, listing (X) any material change in the composition of the Intellectual Property, (Y) any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, obtained by any Loan Party, and (Z) applications for any Patent or the registration of any Trademark made by any Loan Party, and (ii) prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.
(l) Other Reports and Information. Together with the monthly financial reports, in form acceptable to Lender, any information related to the financial or business condition of any Loan Party as and when reasonably requested by Lender.
(m) Bank Account Statements. Together with the Compliance Certificate delivered for the end of each calendar month, a copy of each account statement, with transaction detail, for each Deposit Account or Securities Account of a Loan Party or any of its Subsidiaries not held at Lender, or within three days, upon Lender’s request, evidence satisfactory to Lender of the balance maintained in any such Deposit Account or Securities Account.
(n) Equity Financing Documents. Together with the initial Compliance Certificate due after the closing of any future round of equity financing, a copy of the documents entered into in connection with the financing consummated after the Closing Date.
(o) Operating Documents. Prompt notice of any material amendments of or other material changes to the Operating Documents of any Loan Party or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto and prior to an initial public offering of Borrower Representative’s common stock, any material amendments and material changes to the capitalization table of Borrower Representative upon Lender’s request and in any event annually, together with Borrower Representative’s delivery of its audited consolidated financial statements;
(p) Insurance. Notice of any reduction in insurance coverage at least 30 days prior to the proposed effective date of such reduction.
(q) Defaults. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three Business Days) upon any Loan Party becoming aware of the existence of any Default or Event of Default, such Loan Party shall give written notice to Lender of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Loan Party or any Subsidiary, on the one hand, and its Account Debtors, on the other hand, shall follow such Loan Party’s customary practices as they exist at the Closing Date. Borrower Representative shall promptly notify Lender of all returns, recoveries, disputes and claims that involve more than $250,000 individually or in the aggregate in any calendar year.
6.4 Taxes; Pensions. (a) Timely file, and cause each of its Material Subsidiaries to timely file, all required tax returns and reports, (b) timely pay, and require each of its Material Subsidiaries to timely pay, all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by such Loan Party and each of its Material Subsidiaries, except, in each case, for deferred payment of any Taxes contested pursuant to the terms of Section 5.8, and (c) deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.5 Insurance.
(a) Keep, and cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts standard for companies in Loan Parties’ industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Lender.
(b) Ensure that proceeds payable under any property policy with respect to Collateral or key man insurance are, at Lender’s option, payable to Lender on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee, all liability policies shall show, or have endorsements showing, Lender as an additional insured, in each case, in form satisfactory to Lender and as set forth on Exhibit E.
(c) Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Loan Parties shall have the option of applying the proceeds of any casualty policy up to $100,000 with respect to any loss, but not exceeding $250,000 in the aggregate for all losses, under all casualty or property policies in any fiscal year, toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Lender, be payable to Lender on account of the Obligations.
(d) At Lender’s request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender 30 days prior written notice before any such policy or policies shall be canceled (or 10 days’ notice for cancellation for non-payment of premiums).
(e) If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent. Lender shall endeavor to give written notice to Borrower prior to taking such action, but any failure to so endeavor or to give such notice shall not be a breach of this Agreement.
6.6 Accounts.
(a) Other than to the extent permitted under Sections 6.15 and 7.12 (and except with respect to Pulmonx Switzerland, to the extent the Swiss Security Conditions are satisfied), maintain all of their, and all of their Subsidiaries’, operating accounts in the United States and Canada with Lender and Lender’s Affiliates.
(b) Each Loan Party shall provide Lender five days’ prior written notice before such Loan Party establishes any Collateral Account at or with any Person other than Lender. Each Loan Party (other than

Pulmonx Switzerland, solely as it relates to Collateral Accounts maintained in jurisdictions in which Account Control Agreements are not required in order to perfect or enhance the priority of Lender’s Lien in such Collateral Accounts and to the extent the Swiss Security Conditions have been satisfied) shall cause the applicable bank or financial institution (other than Lender) at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder which Account Control Agreement may not be terminated without the prior written consent of Lender. The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Loan Parties’ employees and identified to Lender by Loan Parties as such (collectively, the “Excluded Accounts”).
6.7 Intellectual Property.
(a) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Lender in writing of material infringements by a third party of its Intellectual Property material to its business; and not allow any Intellectual Property material to Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.
(b) If any Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then Borrower Representative shall promptly provide written notice thereof to Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Lender may request to perfect and maintain a first priority perfected security interest in favor of Lender in such property; provided that with respect to Patents and Trademarks, Loan Parties shall only be required to provide such information with the quarterly reports provided under Section 6.2(k). If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower Representative shall: (x) provide Lender with at least 15 days prior written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Lender may request to perfect and maintain a first priority perfected security interest in favor of Lender in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower Representative shall promptly provide to Lender copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Lender to perfect and maintain a first priority perfected security interest in such property.
(c) Provide written notice to Lender at least 10 days prior to entering into or becoming bound by any Restricted License (other than off the shelf software and services that are commercially available to the public).
6.8 Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, make available to Lender (which, prior to the occurrence of an Event of Default, shall be at reasonable times and upon reasonable notice from Lender), without expense to Lender, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to such Loan Party.
6.9 Access to Collateral; Books and Records; Quarterly Management Meetings.
(a) Allow Lender, or its agents, during regular business hours (unless an Event of Default has occurred) to inspect the Collateral and audit (including pursuant to a field examination or an appraisal) and copy such Loan Party’s Books, including accounts receivable (which, prior to the occurrence of an Event of Default, shall be upon reasonable notice from Lender). Such inspections or audits shall be conducted no more often than once every 12 months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lender shall determine is necessary. The foregoing inspections and audits shall be at Loan Parties’ expense.
(b) Hold, by phone or, at the option of Lender, at its principal place of business, meetings of the management of Borrower Representative with Lender at least every calendar quarter, each such meeting to be on a date and at a time mutually convenient to Borrower Representative and Lender.
6.10  Financial Covenants.
(a) Have Revenue for the trailing three-month period ending on each date set forth below of not less than the greater of (i) the amount specified below for such day and (ii) the Revenue for the trailing three-month period ending on the last day of the month for which this covenant had most recently been tested prior to such day:

Month	Revenue
March 31, 2020	$8,571,054
June 30, 2020	$11,039,973
September 30, 2020	$11,768,288
December 31, 2020	$12,976,641
March 31, 2021, and the last day of each June, September, December and March thereafter
An amount equal to 80.00% of the Revenue for the trailing three-month period ending on such day, as set forth in the Annual Projections of Borrower Representative delivered and approved as provided in Section 6.2(c)

(b) As of January 31, 2020 and the last day of each month thereafter, maintain Unrestricted Cash in an aggregate amount greater than the Adjusted EBITDA loss for the three month period ending on such date.
6.11 Subsidiary Matters. If any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or at any time upon Lender’s request with respect to any Material Subsidiary: (a) promptly, and in any event within five days of such formation or acquisition, provide written notice to Lender together with certified copies of the Operating Documents for such Subsidiary, and (b) promptly, and in any event within 10 days of such formation or creation: take all such action as may be reasonably required by Lender to cause such new Subsidiary to (i) either, at the option of Lender in its discretion, (A) provide to Lender a joinder to this Agreement pursuant to which such Subsidiary becomes a Borrower or a Guarantor hereunder, or (B) guarantee the Obligations under the Loan Documents pursuant to a separate Guaranty and (ii) grant a security interest in and to the assets of such Subsidiary (substantially as described on Exhibit B), in each case together with such Account Control Agreements and other documents, instruments and agreements reasonably requested by Lender, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien, subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary and to pledge all of the direct or beneficial Equity Interests in such new Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document. Notwithstanding the foregoing, compliance with this Section 6.11 shall not be deemed a cure or waiver of any breach of Section 7.3.
6.12 Property Locations.
(a) Provide to Lender at least 30 days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations (i) qualify as Excluded Locations under clause (a) of the definition thereof or (ii) contain less than $500,000 in assets or property of any Loan Party).
(b) With respect to any property or assets of a Loan Party located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), Loan Parties shall cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for Lender’s benefit. Loan Parties shall deliver to Lender each warehouse receipt, where negotiable, covering any such property.
(c) With respect to any property or assets of a Loan Party located on leased premises (other than Excluded Locations), Loan Parties shall cause such third party to execute and deliver a Collateral Access Agreement for such location.
6.13 Further Assurances.
(a) Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents.
(b) Deliver to Lender, within five days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to any Loan Party’s business or otherwise could reasonably be expected to have a Material Adverse Effect.
6.14 Use of Proceeds. Use the proceeds of (a) a portion of the Term A Loan to repay the Indebtedness and other obligations owed by Borrowers to Oxford Finance, LLC and to fund payment of the fees, costs and expenses associated with the closing of the transactions contemplated hereunder and (b) the remaining portion of the Term A Loan and the other Term Loans advanced after the Closing Date for general working capital purposes to the extent consistent with the terms of the Loan Documents and applicable law, and, in each case, not for personal, family, household or agricultural purposes.
6.15 Post-Closing Covenant.
(a) Deliver to Lender duly-executed signatures to the Account Control Agreement required under Section 6.6(b) with respect to the Collateral Accounts maintained with Silicon Valley Bank on or before February 24, 2020.
(b) Deliver to Lender duly-executed signatures to the Account Control Agreements required under Section 6.6(b) with respect to the Collateral Accounts maintained with US Bank, National Association, and Capital Advisors Group on or before March 20, 2020, or such later date as Lender may agree to in writing in its discretion.
(c) Use commercially reasonable efforts to deliver duly-executed signatures to Collateral Access Agreements for all locations of Pulmonx other than any Excluded Locations on or before April 20, 2020.
(d) Except as otherwise permitted in the last sentence of Section 6.6 and Section 7.12(b), deliver evidence to Lender of the closure of all Deposit Accounts and lockbox arrangements maintained by any Loan Party with any institution other than CIBC Bank USA on or before August 18, 2020.
(e) Deliver evidence to Lender of the dissolution of Pulmonx International Development, a Cayman Islands company, and Pulmonx Global B.V., a limited company (besloten vennootschap) organized under the laws of the Netherlands, on or before August 18, 2020.
(f) Deliver to Lender duly executed signatures to the Swiss Share Pledge Documents on or before August 18, 2020.
7. NEGATIVE COVENANTS
No Loan Party shall, or shall cause or permit any of its Subsidiaries to, do any of the following:
7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Permitted Transfers.

7.2 Changes in Business, Management, Ownership, or Organization. (a) Engage in any business other than the businesses currently engaged in by such Person, as applicable, or reasonably related thereto; (b) cease doing business, or liquidate or dissolve (except as provided in Section 6.15(d) and that a Subsidiary may liquidate or dissolve so long as such Subsidiary does not have any liabilities at the time of such liquidation or dissolution and, simultaneously with such liquidation or dissolution, all of its assets are transferred to a Borrower or another Loan Party that is a Domestic Subsidiary or, if such Subsidiary is a Foreign Subsidiary, another Loan Party that is a Foreign Subsidiary); (c) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by Borrower Representative within five days after departure from Borrower Representative; (d) permit or suffer a Change in Control; or (e) without at least 30 days prior written notice to Lender (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization.
7.3 Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire, or permit any of its Subsidiaries to acquire all or substantially all of the capital stock or property of another Person (including by the creation or formation of any Subsidiary, except to the extent in compliance with Section 6.11) or enter into any agreement to do any of the same, unless such transaction is a Permitted Investment, provided that, so long as no Event of Default is occurring prior thereto or arises as a result therefrom, a Subsidiary may merge or consolidate into another Subsidiary that is a Loan Party or into a Borrower.
7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.
7.5 Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens; or (b) permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens that are permitted by the terms of this Agreement to have priority over the security interest granted to Lender hereunder.
7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.
7.7 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) repurchases (A) pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed $100,000 in the aggregate per fiscal year (which amount may be increased to an amount not to exceed $500,000 in any fiscal year by the amount of cash proceeds from the sale of capital stock of Borrower Representative to employees, directors, officers, managers or consultants of Borrower Representative or any of its Subsidiaries that occurs after the Closing Date)) or (B) after an initial public offering of Borrower Representative’s common stock, (ii) the conversion of any convertible securities into other securities pursuant to the terms of such convertible securities as long as the conversion does not involve any payment of cash and (iii) the distribution of equity securities to former or current employees, officers, consultants or directors pursuant to the exercise of employee stock options approved by the Board) or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) bona-fide rounds of Subordinated Debt or equity financing by investors in Borrower Representative for capital raising purposes, (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board, and (d) transactions among Borrower Representative and its Subsidiaries specifically permitted under the Agreement.

7.9 Capital Expenditures. Permit Capital Expenditures to exceed, in any fiscal year, an aggregate amount equal to 110% of the projected Capital Expenditures for such fiscal year, as set forth in the Board-approved operating budgets for such fiscal year delivered to Lender pursuant to Section 6.2(c).
7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of a Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
7.11 Compliance with Anti-Terrorism Laws. Lender hereby notifies each Loan Party and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Loan Party and each of its Subsidiaries and their principals, which information includes the name and address of each Loan Party and each of its Subsidiaries and their principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. Neither any Loan Party nor any of their Subsidiaries shall, nor shall any Loan Party or any of their Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Each Loan Party and each of its Subsidiaries shall immediately notify Lender if such Loan Party or such Subsidiary has knowledge that any Loan Party, or any Subsidiary or Affiliate of such Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither any Loan Party nor any of their Subsidiaries shall, nor shall any Loan Party or any of their Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.12 Subsidiaries Cash.
(a) Permit the aggregate amount of cash and Cash Equivalents at Foreign Subsidiaries (excluding, for purposes of this Section 7.12, Pulmonx Switzerland) of any Loan Party to exceed the lesser of (a) Four Million Dollars ($4,000,000.00) and (b) fifteen percent (15%) of the aggregate amount of cash and Cash Equivalents maintained by the Loan Parties and their Subsidiaries.
(b) In no event shall any Loan Party (other than any Foreign Subsidiary) hold cash in any jurisdiction other than the United States or Canada
7.13 Litigation Settlement. With respect to any litigation, claim or other legal action for which any Loan Party has provided Lender with an aggregate claim amount or expected liability amount on the Perfection Certificate or pursuant to Section 6.2, such Loan Party shall not enter into a settlement agreement with respect to such litigation, claim or other legal action in which such Loan Party’s payment liability exceeds (a) 30% above such aggregate claim amount or expected liability amount or (b) such greater amount as may be disclosed by a Loan Party to Lender and agreed upon in writing by Lender.

8. EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1 Payment Default. Any Loan Party fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three Business Days after such Obligations are due and payable (which three Business Day cure period shall not apply to payments due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 9.1(a)). During the cure period, the failure to make or pay any payment specified under clause (b) above is not an Event of Default (but no Credit Extension will be made during the cure period).
8.2 Covenant Default.
(a) A Loan Party fails or neglects to perform any obligation in Section 6.2, 6.4, 6.5, 6.6, 6.7, 6.9, 6.10, 6.11, 6.13, 6.14 or 6.15, or violates any covenant in Section 7; or
(b) A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 10 days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the 10-day period or cannot after diligent attempts by Borrowers be cured within such 10-day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not, in any case, exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
8.3 Material Adverse Effect. The occurrence of a Material Adverse Effect.
8.4 Attachment; Levy; Restraint on Business.
(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or of any of its Subsidiaries, or (ii) a notice of Lien or levy is filed against the assets of any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (i) and (ii) above are not, within 10 days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any 10 day cure period; or
(b) (i) any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.
8.5 Insolvency. (a) A Loan Party or any of its Subsidiaries, as a whole, is unable to pay its debts (including trade debts) as they become due, the realizable value of Loan Parties’ assets is less than the aggregate sum of its liabilities, or Loan Parties otherwise become insolvent; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within 45 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) above exists and/or until any Insolvency Proceeding is dismissed).
8.6 Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $250,000 or that could reasonably be expected to result in liability to a Loan Party or any of its Subsidiaries in an aggregate amount in excess of $250,000.
8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against a

Loan Party or any of its Subsidiaries by any Governmental Authority (in each of the foregoing circumstances not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier in writing), and the same are not, within 10 days after the entry, assessment or issuance thereof, discharged, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such fine, penalty, judgment, order or decree).
8.8 Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.
8.9 Guaranty. (a) Except for any Guaranty permitted to be and in fact released or terminated by Lender pursuant to this Agreement or the other Loan Documents, any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; (c) any circumstance described in Sections 8.4, 8.5, 8.7 or 8.8 occurs with respect to any Guarantor; or (d) the liquidation, winding up, or termination of existence of any Guarantor.
8.10 Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Effect.
9. LENDER’S RIGHTS AND REMEDIES
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:
(a) By notice to Borrower Representative, declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without notice or any other action by Lender);
(b) By notice to Borrower Representative, stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Loan Party and Lender (but if an Event of Default described in Section 8.5 occurs, all obligations, if any, of Lender to advance money or extend credit for any Borrower’s benefit under this Agreement or under any other agreement among Borrowers and Lender shall be immediately terminated without any action by Lender);
(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, and notify any Person owing a Loan Party money of Lender’s security interest in such funds;
(d) make any payments and do any acts it considers necessary or desirable to protect the Collateral and/or its security interest in the Collateral. Loan Parties shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;
(e) apply to the Obligations any amount held by Lender owing to or for the credit or the account of a Loan Party;
(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Loan Party’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, a Loan Party’s rights under all licenses and all franchise agreements inure to Lender’s benefit;
(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;
(h) demand and receive possession of any Loan Party’s Books; and
(i) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2 Power of Attorney. Each Loan Party hereby irrevocably appoints Lender (and any of Lender’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Lender’s security interest and Liens in the Collateral; (b) endorse such Loan Party’s name on any checks or other forms of payment or security; (c) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (e) make, settle, and adjust all claims under such Loan Party’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Lender or a third party as the Code permits; and (h) dispose of the Collateral. Each Loan Party further hereby appoints Lender (and any of Lender’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to: (x) sign such Loan Party’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Lender’s security interest in the Collateral; (y) execute and do all such assurances, acts and things which such Loan Party is required, but fails to do under the covenants and provisions of the Loan Documents; and (z) take any and all such actions as Lender may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Lender under this Agreement or the other Loan Documents. Lender’s foregoing appointment as each Loan Party’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement or any other Loan Document) have been fully repaid, in cash, and otherwise fully performed and Lender is under no further obligation to make Credit Extensions hereunder.
9.3 Protective Payments. If a Loan Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower Representative with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.
9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Lender shall pay any surplus to Loan Parties by credit to the Deposit Account designated by Loan Parties or to other Persons legally entitled thereto. Loan Parties shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.
9.5 Lender’s Liability for Collateral. So long as Lender complies with reasonable secured lender practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Loan Parties bear all risk of loss, damage or destruction of the Collateral.
9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by each Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7 Demand Waiver. Each Loan Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.
10. NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Lender and Loan Parties may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	Pulmonx Corporation 700 Chesapeake Drive Redwood City, CA 94063 e-mail: [E-mail Address Intentionally Omitted]
Attention: Derrick Sung, Ph.D.
If to Lender, for any borrowing request:	Canadian Imperial Bank of Commerce Credit Processing Services 595 Bay Street, 5th floor Toronto, Ontario M5G 2C2 e-mail: [E-mail Address Intentionally Omitted] Attention: Gregory McDonald
For all other notices:	CIBC Innovation Banking 40 King S. West, Suite 5702 Toronto, Ontario M5H 3Y2 e-mail: [E-mail Address Intentionally Omitted] Attention: Mark McQueen, President and Executive Managing Director
With a copy, not constituting notice, to:	Dentons US LLP 303 Peachtree Street, NE Suite 5300 Atlanta, Georgia 30308 e-mail: [E-mail Address Intentionally Omitted] Attention: Shannon C. Baxter

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York. Each Loan Party hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in, or subsequently provided by such Loan Party in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Loan Parties’ actual receipt thereof and three days after deposit in the U.S. mails, proper postage prepaid. Each Loan Party hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH LOAN PARTY AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GUARANTY
12.1 Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each payment made by each Guarantor pursuant to this Section 12 shall be made as provided in Section 2.6.
12.2 Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Guarantor, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (e) all suretyship defenses and (f) any defense arising by any lack of capacity or authority or any other defense of any Borrower or any other Guarantor or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations and any defense that any other guarantee or security was or was to be obtained by Lender.
12.3 No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.
12.4 Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the obligations of any Borrower, any other Guarantor or any other Person, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 12, irrespective of whether any action is brought against any Borrower or any other Guarantor or other Persons or whether any Borrower, any other Guarantor or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Lender to any security held for payment of the any Obligations or to any balance of any Deposit Account or credit on the books of Lender in favor of any Borrower, any other Guarantor or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Lender’s right to proceed in any other form of action or proceeding or against any other Person unless Lender has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Lender against any Borrower, any other Guarantor or any other Person under any document evidencing or securing indebtedness of any Borrower or any other Guarantor shall diminish the liability of any Guarantor hereunder, except to the extent Lender receives actual payment on account of the Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Borrower, any other Guarantor or any other Person.
12.5 Indemnity. As an original and independent obligation under this Agreement, each Guarantor shall (a) indemnify Lender and keep Lender indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Obligations or resulting from any of the Obligations being or becoming void, voidable, unenforceable or ineffective against any Borrower (including all legal and other costs, charges and expenses incurred by Lender, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Agreement and the other Loan Documents), and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not Lender have attempted to enforce any rights against any Borrower or any other Person or otherwise.
12.6 Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of the Obligations, any other Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:
(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise;
(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;
(c) the failure of Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any Guarantor or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;
(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of obligation (whether due or not) of any Borrower or any Guarantor to creditors of any Borrower or any Guarantor other than any Borrower or any Guarantor;
(e)  manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Borrower or any Guarantor; and
(f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Borrower, any Guarantor or any other Person or party hereto or the Obligations or otherwise with respect to the other financial accommodations to any Borrower pursuant to this Agreement or the other Loan Documents.
12.7 Waiver of Notice. Lender shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to the Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor that might arise as a result of such actions.
12.8 Lender’s Discretion. Lender may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.
12.9 Reinstatement.
(a) The provisions of this Section 12 shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Lender for repayment or recovery of any amount or amounts received by it in payment or on account of any of the Obligations and it repays all or part of said amount for any reason whatsoever, including by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Borrower or any other Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and such Guarantor shall be and remain liable to Lender for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).
(b) Lender shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of any Obligations.
(c) No Guarantor shall be not entitled to claim against any present or future security held by Lender from any Person for the Obligations in priority to or equally with any claim of Lender, or assert any claim for any liability of any Borrower or any other Guarantor to such Guarantor, in priority to or equally with claims of Lender for the Obligations, and each Guarantor shall not be entitled to compete with Lender with respect to, or to advance any equal or prior claim to any security held by Lender for the Obligations.
(d) If any Borrower or any Guarantor makes any payment to Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by such Guarantor hereunder.
(e) All present and future monies payable by any Borrower to each Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Lender for its benefit as security for such Guarantor’s liability to Lender hereunder and are postponed and subordinated to Lender’s prior right to payment in full of Obligations. All such monies received by any Guarantor from any Borrower or any other Guarantor shall be held by such Guarantor as agent and trustee for Lender. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.
(f) Each Borrower and each Guarantor acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Lender. Each Borrower and each Guarantor agree to give full effect to the provisions hereof.
12.10 Action Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, Lender may, without notice to or demand upon any Borrower, any Guarantor or any other Person, declare any obligations of any Guarantor under this Section 12 immediately due and payable, and shall be entitled to enforce the obligations of such Guarantor under this Section 12. Upon such declaration by Lender, Lender is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of such Guarantor against any and all of the obligations of such Guarantor now or hereafter existing hereunder, whether or not Lender shall have made any demand hereunder against any Borrower or any other Person and although such obligations may be contingent and unmatured. The rights of Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which Lender may have. Upon such declaration by Lender, with respect to any claims (other than those claims referred to in Section 12.9) of such Guarantor against any Borrower or any other Guarantors (for purposes of this Section 12.10, the “Guarantor Claims”), Lender shall have the full right on the part of Lender in its own name or in the name of such Guarantor to collect and enforce such Guarantor Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Lender and each of its officers being hereby irrevocably constituted attorneys-in-fact for such Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of such Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for Lender and will pay to Lender forthwith upon receipt thereof any amounts which such Guarantor may receive from any Borrower or any other Guarantor on account of the Guarantor Claims. Each Guarantor agrees that at no time hereafter will any of the Guarantor Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to Lender, or if payable to such Guarantor, shall forthwith be endorsed by such Guarantor to Lender. Each Guarantor agrees that no payment on account of the Guarantor Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by such Guarantor.
12.11 Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Borrower or any other Loan Party or others (including Lender) with respect to any of the Obligations shall, if the statute of limitations in favor of a Loan Party against Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.
12.12 Interest. All amounts due, owing and unpaid from time to time by any Guarantor under this Section 12, to the extent such amounts do not otherwise include interest accruing on the outstanding Obligations to the date all such amounts are actually paid by such Loan Party, shall bear interest at the interest rate per annum then chargeable with respect to Term C Loan.
12.13 Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents. Each Guarantor has made an independent investigation of each Borrower and each other Loan Party and of the financial condition of each Borrower and each other Loan Party. Lender has not made and Lender does not make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Borrower or any other Loan Party, nor has Lender made any representations or warranties as to the amount or nature of the Obligations to which this Section 12 applies as specifically herein set forth, nor has Lender or any officer, agent or employee of Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and each Loan Party expressly disclaims reliance on any such representations or warranties.
12.14 Limitation of Liability. Each Guarantor, and, by its acceptance of the Guaranty hereunder, Lender hereby confirm that it is the intention of all such Persons that the Guaranty hereunder and the Obligations of such Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the UFTA, the UFCA or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to the Guaranty hereunder and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, Lender, by its acceptance of the Guaranty hereunder, and each Guarantor hereby irrevocably agree that the Obligations of Guarantor under the Guaranty hereunder at any time shall be limited to the maximum amount as will result in the Obligations of Guarantor under the Guaranty hereunder not constituting a fraudulent transfer or conveyance.
12.15 Subrogation, Contribution, Etc.
(a) To the extent that any Guarantor shall, under the Guaranty hereunder, make a payment (each, a “Guarantor’s Payment”) of a portion of the Obligations, then, without limiting its rights of subrogation against any Borrower, such Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, each of Borrowers and the other Guarantors (collectively, the “Contributing Parties”) in an amount, for each such Contributing Party, equal to a fraction of such Guarantor’s Payment, the numerator of which fraction is such Contributing Party’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Contributing Parties.
(b) As of any date of determination, the “Allocable Amount” of each Contributing Party shall be equal to the maximum amount of liability which could be asserted against such Contributing Party hereunder with respect to the applicable Guarantor’s Payment without (i) rendering such Contributing Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code or Section 2 of either the Uniform Fraudulent Transfer Act (the “UFTA”) or the Uniform Fraudulent Conveyance Act (the “UFCA”), (ii) leaving such Contributing Party with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Contributing Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA. The provisions of this Section 12.15 shall in no respect limit the obligations and liabilities of each Guarantor to Lender, and each Guarantor shall remain liable to Lender for the full amount guaranteed by such Guarantor hereunder.

(c) Notwithstanding anything to the contrary in this Section 12.15 or otherwise, each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Guarantor may now or hereafter have against Borrowers or the other Guarantors or any other Person directly or contingently liable for the Obligations, or against or with respect to the property or any Borrower or any other Guarantor (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
12.16 Termination. The provisions of this Section 12 shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.
13. GENERAL PROVISIONS
13.1 Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement or any other Loan Document) have been satisfied in full, in cash and Lender no longer has any obligation to extend credit to a Borrower. So long as Loan Parties have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement or any other Loan Document), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrowers, effective three Business Days after written notice of termination is given to Lender. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
13.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Loan Parties, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. If Lender sells or grants a participation, it shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Lender shall not assign its interest in the Loan Documents to any Person who is a Disqualified Institution. Each Borrower agrees that each participant shall be entitled to the benefits of Section 2.7 (subject to the requirements and limitations therein, including the requirements under Sections 2.7(e) and 2.7(f) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender and the information and documentation required under Section 2.7(f) will be delivered to Borrower Representative)) to the same extent as if it were Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.7 with respect to any participation than its participating Lender would have been entitled to receive
13.3 Indemnification. Each Loan Party agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with, relating to, following from or arising from, out of or under the transactions contemplated by the Loan Documents; and (b) all losses, liabilities, costs or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person in connection with, relating to, following from, or arising from, out of or under the transactions among or between Lender and Loan Parties, or any of them (including reasonable attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct. Each Loan Party hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of any Loan Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 13.3 shall not apply with respect to Taxes other than any taxes that represent Claims arising from any non-Tax Claim and shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
13.4 Borrower Liability. If any Person is named as, or joined to this Agreement as, a Borrower, the following provisions shall apply: any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the others as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including any law subrogating such Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.
13.5 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
13.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
13.7 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
13.8 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.
13.9 Counterparts; Electronic Execution of Documents. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of any Loan Document by electronic means shall be effective as delivery of an original executed counterpart of such Loan Document. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures (including in .pdf format) or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including any state law based on the Uniform Electronic Transactions Act.
13.10 Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”) or in connection with Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (subject to an agreement containing provisions substantially the same as those of this Section 13.10); (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Lender, including pursuant to the Securities Exchange Act of 1934, as amended; (d) to Lender’s regulators or as otherwise required in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information. Lender Entities may use a Loan Party’s name and logo, and include a brief description of the relationship among Loan Parties and Lender, in Lender’s marketing materials. Lender may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution, and Lender has ownership of the information and analysis so developed. The provisions of this Section 13.10 shall survive the termination of this Agreement.
13.11 Borrower Representative. Each Borrower hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including with respect to all matters related to the borrowing and repayment of any Credit Extension). Each Borrower acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered by Lender hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) the Lender shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Each Borrower must act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with Lender, such Borrower shall do so through Borrower Representative.
13.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
13.14 Publicity; Press Releases. Loan Parties agree that Lender may issue a press release announcing the financing pursuant to this Agreement and may display any Loan Party’s logo on its website and other marketing materials consistent with Lender’s practices with respect to its loan portfolio.
13.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
13.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/Mark Usher
Name:	Mark Usher
Title:	Authorized Signatory

By:	/s/Imran Premii
Name:	Imran Premii
Title:	Authorized Signatory

BORROWER:

PULMONX CORPORATION

By:	/s/ Derrick Sung
Name:	Derrick Sung, Ph.D.
Title:	Chief Financial Officer

EXHIBIT A
DEFINITIONS
As used in this Agreement, the following capitalized terms have the following meanings:
“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes all accounts receivable and other sums owing to a Loan Party.
“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower or any other Loan Party maintains a Securities Account or a Commodity Account, a Loan Party, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Adjusted EBITDA” means, for the most-recently completed three-month period, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense of Borrowers and their Subsidiaries, plus (d) income tax expense of Borrowers and their Subsidiaries, plus (e) stock base compensation expense of Borrowers and their Subsidiaries, minus (f) software and research and development expenses capitalized by Borrowers and their Subsidiaries, minus (g) lease payments that would otherwise have been an operating expense pursuant to International Financial Reporting Standard 16 (as in effect on the Closing Date), in each case, as determined in accordance with GAAP.
“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” has the meaning set forth in the preamble.
“Amortization Date” means February 20, 2022; provided that such date shall be extended to February 20, 2023, at the option of Borrowers, upon Borrower Representative’s written notification to Lender received on or before February 20, 2022 of Borrowers’ election to extend such date, so long as (i) no Event of Default has occurred and is continuing and (ii) on and as of February 20, 2022, Borrowers shall have achieved $20,000,000 of Revenue for the trailing three month period as of February 20, 2022.
“Amortization Schedule” means an amortization schedule of 36 months, unless the Amortization Date has been extended to February 20, 2023, in which case, the Amortization Schedule shall mean an amortization schedule of 24 months.
“Annual Projections” has the meaning set forth in Section 6.2(c).
“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including the Anti-Terrorism Order, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.
“Borrower” and “Borrowers” have the meaning set forth in the preamble.
“Borrower Representative” means Pulmonx.
“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York or the Province of Ontario are required or permitted to be closed.
“Capital Expenditures” means expenditures in respect of the purchase, lease, license, acquisition, installation, erection, development, improvement, maintenance or construction of capital assets or software which are required to be capitalized in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one year from the date of acquisition; (b) commercial paper maturing no more than one year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least 95.00% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) the holders of Borrower Representative’s Equity Interests who were holders of Equity Interest as of the Closing Date, ceasing to own at least 51.00% of the Voting Stock of Borrower Representative, except as a result of an initial public offering or a bona fide equity financing or series of financings from investors reasonably acceptable to Lender; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of Equity Interests of Borrower Representative ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Borrower Representative, who did not have such power before such transaction, except as a result of an initial public offering or a bona fide equity financing or series of financings from investors reasonably acceptable to Lender; or (c) the Transfer of all or substantially all assets of Loan Parties or of a material business line of Loan Parties; or (d) Borrower Representative ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in each of its Subsidiaries or failing to have the power to direct or cause the direction of the management and policies of each such Subsidiary.
“Claims” has the meaning set forth in Section 13.3.
“Closing Date” has the meaning set forth in the preamble.
“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of any Loan Party described on Exhibit B, and any collateral securing the Obligations pursuant to any guaranty or pursuant to any other Loan Document.
“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Lender.
“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party, other than Excluded Accounts.
“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Competitor” means any Person that is direct competitor of any Borrower or any of its Subsidiaries, as determined by the Board of Borrower Representative in its reasonable discretion.
“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit D.
“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the Ordinary Course of Business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” means the Term Loans or any other extension of credit by Lender for Borrowers’ benefit.
“Default” means any circumstance, event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning set forth in Section 2.4(b).
“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.
“Disqualified Institution” means, on any date, any Person that is a Competitor, which Person has been designated by Borrowers as a “Disqualified Institution” by written notice to Lender not less than five Business Days prior to such date, including those Persons listed on Schedule 1; provided that the term “Disqualified Institutions” shall exclude any Person that Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to Lender from time to time; and provided, further, that no Person shall be or constitute, or may be designated by Borrowers as, a “Disqualified Institution” if an Event of Default has occurred and is continuing.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” has the meaning set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” has the meaning set forth in Section 6.6(b).
“Excluded Locations” means the following locations where Collateral may be located from time to time: (a) locations where only mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the Ordinary Course of Business, and (b) any other location where Collateral with an aggregate value of less than $250,000 is located.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Recipient, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in any Credit Extension or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient acquired the applicable interest in a Credit Extension or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.7(e) and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.
“Foreign Recipient” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Lender and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Lender and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred, provided, further, that no effect shall be given to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.
“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central Lender or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” means any Person providing a Guaranty in favor of Lender or providing collateral, security or other credit support for all or any portion of the Obligations.
“Guaranty” means any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations.
“Indemnified Person” has the meaning set forth in Section 13.3.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:
(a) its Copyrights, Trademarks and Patents;
(b) any and all trade secrets and trade secret rights, including any rights to unpatented inventions, know-how, operating manuals;
(c) any and all source code;
(d) any and all design rights which may be available to such Person;
(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrowers and their Subsidiaries, including or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.
“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.
“IP Security Agreement” means that certain intellectual property security agreement entered into by each Loan Party which is the owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office and Lender as of the Closing Date, as amended, restated, supplemented or otherwise modified, from time to time.
“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“IRS” means the U.S. Internal Revenue Service.
“Key Person” means the Chief Executive Officer and Chief Financial Officer of Borrower Representative.
“Lead Investor” means an investor in Pulmonx specified to Lender by Borrower Representative in writing from time to time, which Lead Investor shall be reasonably satisfactory to Lender.
“Lender” has the meaning set forth in the preamble.
“Lender Entities” has the meaning set forth in Section 13.10.
“Lender Expenses” means all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses as well as appraisal fees, fees incurred on account of lien searches, inspection fees and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Loan Party or the Loan Documents.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” means, collectively, this Agreement, any schedules, exhibits, certificates, notices and any other documents related to this Agreement, the Swiss Share Pledge Documents, the Account Control Agreements, the Collateral Access Agreements, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Lender in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.
“Loan Parties’ Books” are all of each Loan Party’s books and records including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Loan Party” or “Loan Parties” means, each Borrower and each Guarantor, if any, from time to time party hereto.
“Loan Request” means a request for a Credit Extension pursuant to this Agreement in substantially the form attached hereto as Exhibit C.
“Margin Stock” has the meaning set forth in Section 5.10(b).
“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of the Collateral or (b) a material adverse effect upon: (i) the business, operations, or condition (financial or otherwise) of a Loan Party; or (ii) the prospect of repayment of any part of the Obligations.
“Material Subsidiary” means any Foreign Subsidiary (other than Pulmonx Switzerland) that is not a Loan Party that (a) maintains (i) cash and other assets with an aggregate value in excess of 5.00% of the aggregate value of the assets of Borrower and its Subsidiaries, (ii) any Intellectual Property which is material to the business of Loan Parties as a whole or (iii) any contracts which are material to the business of Loan Parties as a whole or (b) generates revenue in excess of 5.00% of the aggregate revenue generated by Borrower and its Subsidiaries for any 12-month period then ended.
“Maximum Rate” has the meaning set forth in Section 2.4(e).
“Net Income” means, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrowers and their Subsidiaries for such period taken as a single accounting period.
“Obligations” means all of each Borrower’s and each other Loan Party’s obligations to pay the Term Loans and the amounts when due, any debts, principal, interest, fees, Lender Expenses and other amounts any Borrower or any Loan Party owes to Lender or an Affiliate thereof now or later, whether under this Agreement, the other Loan Documents, or otherwise, including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Borrower or any other Loan Party assigned to Lender, and to perform such Borrower’s or such Loan Party’s duties under the Loan Documents.
“OFAC” has the meaning set forth in Section 5.10(c).
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Anti-Terrorism Order and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than 30 days prior to the Closing Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Credit Extension or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant Register” has the meaning set forth in Section 13.2.
“Patents” means all patents, patent applications and like protections of a Person including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.
“Perfection Certificate” has the meaning set forth in Section 5.1(a).
“Permitted Indebtedness” means:
(a) each Loan Party’s Indebtedness to Lender under this Agreement and the other Loan Documents including with respect to letters of credit, banker’s acceptances and bank guaranties;
(b) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by any Loan Party or any of their Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $250,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(c) unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;
(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;
(e) excluding Indebtedness described in clauses (b) or (c) above and listed in the Perfection Certificate, Indebtedness existing on the Closing Date as shown on the Perfection Certificate;
(f) Subordinated Debt;
(g) Indebtedness in an aggregate amount not to exceed $250,000 in respect of any cash management services, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the Ordinary Course of Business and any guarantees thereof;

(h) guarantees by a Loan Party or any of their Subsidiaries in respect of (i) Indebtedness of such Loan Party or any of its Subsidiaries permitted hereunder and (ii) obligations that do not constitute Indebtedness;
(i) Indebtedness in an aggregate amount not to exceed $500,000 incurred by a Loan Party in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business;
(j) Indebtedness incurred in connection with the financing of insurance premiums in the Ordinary Course of Business; and
(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (b) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon a Borrower or any of its Subsidiaries, as the case may be.
“Permitted Investments” means:
(a) Investments (including Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate;
(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower Representative’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Lender;
(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business of a Loan Party;
(d) subject to Section 6.15, Investments consisting of Deposit Accounts in which Lender has, to the extent required by Section 6.6(b), a perfected security interest;
(e) Investments in connection with Permitted Transfers;
(f) (i) Investments of cash and Cash Equivalents by Borrower Representative in an aggregate amount not to exceed $1,000,000 in any fiscal year in any of its Subsidiaries; (ii) Investments by any of Borrower Representative’s Subsidiaries that are not Loan Parties in any of Borrower Representative’s Subsidiaries; (iii) Investments by Subsidiaries in Borrower Representative; and (iv) non-cash Investments by Borrower Representative in its Subsidiaries;
(g) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) non-cash loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower Representative pursuant to employee stock purchase plans or other similar agreements approved by Borrower Representative’s Board;
(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this clause (i) shall not apply to Investments of a Loan Party in any Subsidiary;
(j) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(k) Investments of any Person that becomes a Subsidiary after the date hereof, provided that such Investments exist at the time such Person becomes a Subsidiary and were not made in anticipation of such Person becoming a Subsidiary;
(l) non-cash Investments in joint ventures or strategic alliances in the Ordinary Course of Business of Borrower Representative consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; and
(m) Investments consisting of Cash Equivalents at Foreign Subsidiaries to the extent permitted by Section 7.12(a).
“Permitted Licenses” are (a) licenses of over-the-counter software that is commercially available to the public, and (b) non-exclusive and exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the Ordinary Course of Business, provided, that, with respect to each such license described in clause (b), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of such Loan Party or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (A) such Loan Party delivers 10 days’ prior written notice and a brief summary of the terms of the proposed license to Lender and delivers to Lender copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (B) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to such Loan Party or any of its Subsidiaries are paid to a Collateral Account.
“Permitted Liens” means:
(a) Liens arising under this Agreement and the other Loan Documents;
(b) Liens securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(c) Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books;
(d) leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;
(e) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $50,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(g) deposits or pledges of cash to secure bids, tenders, contracts, leases (other than contracts or leases for the payment of money), surety and appeal bonds and other obligations of a like nature arising, in each case, in the Ordinary Course of Business;
(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;
(i) Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions solely to secure payment of fees and similar costs and expenses, provided that Lender has a perfected security interest in each such Deposit Account or Securities Account of a Loan Party, and Lender has received an Account Control Agreement with respect thereto to the extent required pursuant to Section 6.6;
(j) Liens consisting of Permitted Licenses;
(k) excluding Liens described in clause (b) above and listed in the Perfection Certificate, Liens existing on the Closing Date as shown on the Perfection Certificate;
(l) Liens on cash and Cash Equivalents securing reimbursement obligations in respect of letter of credit permitted under clause (i) of the definition of Permitted Indebtedness;
(m) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with Borrower or any Subsidiary or becomes a Subsidiary, provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person and (iii) any Indebtedness secured by such Liens constitutes Permitted Indebtedness; and
(n) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (b) and (k) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Permitted Transfers” means (a) sales of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business, (b) Permitted Licenses, (c) Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments, (d) Transfers of worn out, surplus or obsolete Equipment, (e) the use or transfer of money or Cash Equivalents in the Ordinary Course of Business for the payment of ordinary course business expenses in a manner that is not prohibited by the Loan Documents, (f) the sale or issuance of any stock of Borrower Representative to the extent not prohibited by the definition of Change in Control or Section 7.2, (g) Transfers of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Transfer are promptly applied to the purchase price of such replacement property and (h) the payment to Oxford Finance LLC of the Success Fee, so long as such payment is funded solely from the proceeds of an initial public offering of Borrower Representative’s common stock.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Lender, the “Prime Rate” shall mean the rate of interest per annum announced by Lender as its prime rate in effect at its principal office in the State of New York (such Lender announced Prime Rate not being intended to be the lowest rate of interest charged by Lender in connection with extensions of credit to debtors).
“Pulmonx” has the meaning set forth in the preamble.

“Pulmonx Switzerland” means PulmonX International Sàrl, a limited liability company (société à responsabilité limitée) formed under the laws of Switzerland.
“Recipient” means, as applicable, (a) Lender, (b) any successor thereof and (c) any assignee thereof as provided in Section 13.2, or any combination thereof (as the context requires).
“Register” has the meaning set forth in Section 2.7(g).
“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means with respect to any Person, any of the Chief Executive Officer, President or Chief Financial Officer of such Person. Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Borrower Representative.
“Restricted License” means any material license or other material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) with respect to which a Loan Party or any of its Subsidiaries is the licensee (a) that prohibits or otherwise restricts such Loan Party or Subsidiary from granting a security interest in such Loan Party or Subsidiary’s interest in such license or agreement or any other property, or (b) for which a default under, or termination of which, could reasonably be expected to interfere with the Lender’s right to sell any Collateral.
“Revenue” means, with respect to any period, the consolidated revenue generated by Borrowers and their Subsidiaries during such period, as determined in accordance with GAAP.
“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.
“Shares” means one hundred percent (100%) of the issued and outstanding Equity Interests owned or held of record by a Loan Party in any other Loan Party or any Subsidiary.
“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in writing to all of the Obligations pursuant to a Subordination Agreement.
“Subordination Agreement” means any subordination, intercreditor or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor, on terms acceptable to Lender, including lien and payment subordination.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (a) any general partnership interest or (b) more than 50.00% of the stock, limited liability company interest, joint venture interest or other Equity Interest of which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, either directly or through an Affiliate. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

“Success Fee” means the “Success Fee” as defined and described in that certain Success Fee Agreement dated as of August 28, 2014, between Borrower and Oxford Finance LLC, a true and correct copy of which was delivered by Borrower to Lender prior to the Closing Date.
“Swiss Security Conditions” means Lender shall have received from Borrower (a) certified copies of the articles of association and a certified excerpt of the Commercial Register for Pulmonx Switzerland and (b) a joinder to this Agreement pursuant to which Pulmonx Switzerland becomes a Borrower or Guarantor hereunder and grants a security interest in and to the assets of Pulmonx Switzerland (substantially as described on Exhibit B), together with such other documents, instruments and agreements reasonably requested by Lender, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien, subject to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement, in and to the assets of Pulmonx Switzerland). Any document, agreement, or instrument executed or issued pursuant to the Swiss Security Conditions shall be a Loan Document.
“Swiss Share Pledge Documents” means a Pledge Agreement, in form and substance reasonably satisfactory to Lender, entered into by Borrower in favor of Lender with respect to the Equity Interests of Pulmonx Switzerland, together with all other documents, instruments and other agreements entered into in connection therewith as reasonably required by Lender.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A Loan” has the meaning set forth in Section 2.3(a)(i).
“Term A Loan Amount” means $17,000,000.
“Term B Loan” and “Term B Loans” have the meaning set forth in Section 2.3(a)(ii).
“Term B Loan Amount” means $8,000,000.
“Term C Loan” and “Term C Loans” have the meaning set forth in Section 2.3(a)(iii).
“Term C Loan Amount” means $7,000,000.
“Term Loan” and “Term Loans” have the meaning set forth in Section 2.3(a)(iii).
“Term Loan Maturity Date” means February 20, 2025.
“Trademarks” means any trademark and servicemark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.
“Transfer” means defined in Section 7.1.
“UFCA” has the meaning set forth in Section 12.15(b).
“UFTA” has the meaning set forth in Section 12.15(b).
“United States” means United States of America.
“Unrestricted Cash” means the result of (i) all unrestricted cash of Borrowers in a Deposit Account subject to an Account Control Agreement or maintained with Lender or an Affiliate of Lender, minus (ii) all outstanding checks written by Borrowers that have not been cashed or otherwise processed.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.7(e)(ii)(B)(3).
“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

EXHIBIT B
COLLATERAL DESCRIPTION
The Collateral consists of all of each Loan Party’s right, title and interest in and to all of its personal property wherever located, whether now owned or existing or hereafter acquired, created or arising, including the following:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Loan Party’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the “Collateral” does not include any of the following, whether now owned or hereafter acquired: (a) any intent-to-use US trademark application for which an amendment to allege use or statement of use has not been filed and accepted by the US Patent and Trademark Office and that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a security interest thereon (provided that each intent-to-use application shall be considered Collateral immediately and automatically upon such filing and acceptance); and (b) any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Loan Party is a party (including any of its rights or interests thereunder) if and to the extent that the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein or (ii) result in a breach or termination pursuant to the terms of, or default under, any such lease, license, contract, permit, letter of credit, purchase money agreement, instrument or agreement; provided that the foregoing exclusion shall in no way be construed (x) to apply if any such restriction or prohibition is unenforceable or rendered ineffective under Sections 9-406, 9-407 or 9-408 of the UCC or under other applicable law, (y) so as to limit, impair or otherwise affect Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (i) monies due or to become due under any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement (including any Accounts) or (ii) any proceeds from disposition of any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement, or (z) to apply to the extent that any consent or waiver has been obtained that would permit the security interest of lien notwithstanding the applicable restriction or prohibition.

EXHIBIT C
LOAN REQUEST

Canadian Imperial Bank of Commerce Credit Processing Services 595 Bay Street, 5th floor Toronto, Ontario M5G 2C2 e-mail: [Email Address Intentionally Omitted] Attention: Gregory McDonald	Date:

Ladies and Gentleman:
The undersigned, a Responsible Officer of Pulmonx Corporation, a Delaware corporation (“Borrower Representative”), refers to that certain Loan and Security Agreement, dated as of February 20, 2020 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among CANADIAN IMPERIAL BANK OF COMMERCE (“Lender”), Borrower Representative, each other Person party thereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”) and each Person party thereto as a guarantor from time to time, and hereby gives you notice, irrevocably, pursuant to and as required by Section 3.2(a) of the Agreement, that Loan Parties hereby request a Term [B][C] Loan under the Agreement, and in that connection set forth below the information relating to such Term [B][C] Loan:
1.The requested Funding Date of such Credit Extension is [__________, 20___];
2.The requested principal amount of such Credit Extension is [____________]; and
3.The Deposit Account maintained at CIBC Bank USA to which funds are to be disbursed is as follows: [__________].
Lender is hereby authorized to deduct amounts from the foregoing Credit Extension to be applied to Lender Expenses and outstanding fees then due as set forth on the attached Schedule 1.
Borrower Representative represents that each of the conditions precedent to the Credit Extension set forth in the Agreement are satisfied and shall be satisfied on the Funding Date, including: (i) the representations and warranties set forth in the Agreement and in the other Loan Documents are true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on the date hereof and on the Funding Date; provided, however, that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) as of such date, (ii) no Default or Event of Default has occurred and is continuing or would result from the Credit Extension, and (iii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred.
Borrower Representative agrees to notify Lender promptly before the Funding Date if any of the matters which have been represented above shall not be true and correct in all material respects on the Funding Date and if Lender has received no such notice before the Funding Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct in all material respects as of the Funding Date.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LOAN REQUEST]
This Loan Request is hereby executed as of the date first written above.

BORROWER REPRESENTATIVE:

PULMONX CORPORATION

By:
Name:
Title:

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	CANADIAN IMPERIAL BANK OF COMMERCE	Date:
FROM:	PULMONX CORPORATION
Reference is made to that certain Loan and Security Agreement, dated as of February 20, 2020 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among CANADIAN IMPERIAL BANK OF COMMERCE (“Lender”), PULMONX CORPORATION, a Delaware corporation, each other Person party thereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”) and each Person party thereto as a guarantor from time to time. Capitalized terms have meanings as defined in the Agreement.
The undersigned authorized officer of Borrower Representative, hereby certifies in accordance with the terms of the Agreement as follows:
(1) Each Loan Party is in compliance for the period ending     with all covenants set forth in the Agreement; (2) no Event of Default has occurred and is continuing; and (3) the representations and warranties in the Agreement are true and correct in all material respects on this date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date.
Schedule 1 sets forth true and correct calculations with respect to the financial covenants in Section 6.10 of the Agreement.
The undersigned certifies that all financial statements delivered herewith are prepared in accordance with GAAP (other than, with respect to unaudited financials for the absence of footnotes and being subject to normal year-end adjustments), consistently applied from one period to the next. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No/N/A under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements and Compliance Certificate	Monthly, within 30 days	Yes No N/A
Annual Projections and Budget	Annually, within 60 days of fiscal year end	Yes No N/A
Cash report and flash sales report	Monthly, within 30 days	Yes No N/A
Annual audited financial statements, any management letters and Compliance Certificate	Annually, within 180 days of fiscal year end	Yes No N/A
Statements, reports and notices to stockholders	Within five days of delivery	Yes No N/A
SEC filings	Within five days after filing with SEC	Yes No N/A
Legal action notices	Promptly	Yes No N/A
409A valuation report	Together with this Compliance Certificate if received during period covered hereby	Yes No N/A
General Session Board Materials	Within 30 days after the last day of the month in which materials were delivered to Board	Yes No N/A
Summary capitalization table	Together with this Compliance Certificate if a material modification occurred during period covered hereby	Yes No N/A

IP reports	Together with the Compliance Certificate delivered for the end of each calendar month constituting the end of a fiscal quarter		Yes No N/A
Bank account statements (with transaction detail)	Together with each Compliance Certificate		Yes No N/A
Copies of equity financing documents	Together with Compliance Certificate due after closing of such financing		Yes No N/A
Insurance reductions	30 days prior to any proposed revocation		Yes No N/A
Amendments to Operating Documents	Promptly (and prior to an initial public offering)		Yes No N/A
Defaults	Within 3 Business Days upon a Loan Party becoming aware of the existence		Yes No N/A

Financial Covenants	Required		Complies
Minimum Revenue	See Schedule 1 hereto		Yes No
Revenue	Reporting requirement for months that are not a quarter end		N/A
Unrestricted cash	See Schedule 1 hereto		Yes No
Unrestricted cash	Monthly requirement		N/A

Other Covenants	Required	Actual	Complies
Purchase money Indebtedness (including capital leases)	Not to exceed $250,000 outstanding at any time	$	Yes No
Indebtedness in respect of cash management services and credit cards	Not to exceed $250,000 outstanding at any time	$	Yes No
Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments	Not to exceed $500,000 outstanding at any time	$	Yes No
Repurchases of stock pursuant to Section 7.7(a)	Not to exceed $100,000 per fiscal year (or $500,000 per fiscal year per Section 7.7)	$	Yes No
Capital Expenditures	Not to exceed 110% of board-approved projections per fiscal year	$	Yes No
Investments of cash and Cash Equivalents in Subsidiaries	Not to exceed $1,000,000 in any fiscal year	$	Yes No
Investments for travel advances and employee loans	Not to exceed $250,000 outstanding	$	Yes No
Liens of carriers, warehousemen, suppliers	Not to exceed $50,000 at any time	$	Yes No

Other Matters

Has any Loan Party changed its legal name, jurisdiction of organization or chief executive office? If yes, please complete details below:				Yes	No

Has there been any change of Chief Executive Officer, President or Chief Financial Officer of Borrower Representative? If so, please describe appointment of any interim replacement or full-time replacement by a candidate with equivalent qualifications:				Yes	No

Have any new Subsidiaries been formed? If yes, please provide complete schedule below.				Yes	No

Legal Name of Subsidiary	Jurisdiction of Organization	Holder of Subsidiary Equity Interests	Equity Interests Certificated? (Y/N)	Jurisdiction

Have any new Deposit Accounts or Securities Accounts been opened? If yes, please complete schedule below.				Yes	No

Accountholder	Deposit Account / Intermediary	Address	Account Number	Account Control Agreement in place? (Y/N)

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BORROWER REPRESENTATIVE:

PULMONX CORPORATION

By:
Name:
Title:

SCHEDULE 1
FINANCIAL COVENANT CALCULATIONS
[Attached.]

EXHIBIT E
REQUIREMENTS FOR INSURANCE DOCUMENTATION
Contact Information for Insurance Documentation:
CANADIAN IMPERIAL BANK OF COMMERCE
595 Bay Street, 5th Floor
Toronto ON M5G 2C2
Document Requirements:

DOCUMENT	REQUIREMENT
1. Certificate of Liability Insurance	• Canadian Imperial Bank of Commerce and its successors and assigns to be designated as “Additional Insured”. • Canadian Imperial Bank of Commerce name and address to be listed as Certificate Holder.
2. General Liability Endorsement (Additional Insured Endorsement)	• Canadian Imperial Bank of Commerce and its successors and assigns to be named in additional insured endorsement.
3. Evidence of Commercial Property Insurance
• All-risk commercial property insurance incurring all of each Loan Party’s property
• Canadian Imperial Bank of Commerce and its successors and assigns to be designated as “Lender’s Loss Payee,” with Lender’s Loss Payable provision designated.
• Canadian Imperial Bank of Commerce name and address to be designated in Name and Address of Additional Interest.
• Insured locations to include all locations of Loan Parties listed in the Perfection Certificate

4. Commercial Property Endorsement (Lender’s Loss Payable Endorsement)
• Canadian Imperial Bank of Commerce and its successors and assigns to be scheduled and designated as “Lender Loss Payee” by endorsement
• Lender loss payable clause with stipulation that coverage will not be cancelled or diminished without a minimum of 10 days’ prior written notice for non-payment of premium, or 30 days for any other cancellation.

SCHEDULE 1

DISQUALIFIED INSTITUTIONS

None.